Exhibit 99

January 26, 2004

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Stephen L. Wilson	Andrew G. Raguskus
	Sr. Vice President and CFO	President and CEO
	801-365-2804	801-365-2800

SONIC INNOVATIONS ANNOUNCES RECORD QUARTERLY RESULTS FOR FOURTH QUARTER 2003

Company Achieves $100 Million Annual Revenue Run Rate

Salt Lake City, Utah, January 26, 2004 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, today announced record quarterly results for its fourth quarter ended December 31, 2003. Net sales were a record $25,705,000 in the fourth quarter 2003, up 49% from net sales of $17,246,000 in the fourth quarter 2002. Net income was a record $1,446,000, or $.07 per share, in the fourth quarter 2003, compared to net loss of $109,000, or $.01 per share, in the fourth quarter 2002.

North American sales of $10,192,000 in the fourth quarter 2003 were comparable to fourth quarter 2002 sales of $10,176,000 as a small percentage decrease in U.S. sales was offset by a large percentage increase in Canadian sales. European sales of $11,273,000 in the fourth quarter 2003 were up 208% from fourth quarter 2002 sales of $3,656,000 as a result of the acquisition of a business in Germany, the favorable effects of foreign currency movement and growth in France and the Netherlands. Rest-of-world sales of $4,240,000 in the fourth quarter 2003 were up 24% from fourth quarter 2002 sales of $3,414,000 as a result of continued growth in Australia sales, including the favorable effects of foreign currency movement.

Gross profit of $13,981,000 in the fourth quarter 2003 was up $4,838,000, or 53%, from gross profit of $9,143,000 in last year’s fourth quarter. Gross margin of 54.4% in the fourth quarter 2003 improved from last year’s fourth quarter level of 53.0% because of higher unit volumes that resulted in improved overhead absorption and because of the favorable effects of foreign currency movement.

Operating expenses in the fourth quarter 2003 of $12,672,000 increased $3,022,000, or 31%, from operating expenses of $9,650,000 in last year’s fourth quarter primarily due to incremental operating expenses from the acquired German business and the unfavorable effects of foreign currency movement.

For the full year, net sales of $87,690,000 in 2003 were up 29% from net of sales of $68,018,000 in 2002. Net income was $376,000, or $.02 per share, in 2003 compared to net income of $32,000, or $.00 per share, in 2002.

Andy Raguskus, President and CEO, stated, “The fourth quarter 2003 was by far our best quarter ever and is indicative of the performance that Sonic Innovations is capable of achieving. We have grown significantly from our first sale of products in late 1998 and we now exit 2003 as a company poised to exceed $100 million in revenue in 2004 and to earn our first significant full-year profit. We are seeing signs of improvement in the hearing aid market on a worldwide basis and feel we have the breadth and depth of people, infrastructure and products to take advantage of any upturns in the market.”

At December 31, 2003, Sonic Innovations had cash and marketable securities, including long-term marketable securities, of $33.2 million and debt of $9.1 million.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers. Capitalizing on its advanced understanding of human hearing, the company has developed patented digital signal processing, or DSP, technologies and embedded them in the smallest single-chip DSP platform ever installed in a hearing aid.

This press release contains “forward-looking statements” as defined under securities laws, including statements concerning our expectations for the worldwide hearing aid market to improve and the company to record more than $100 million in sales and significant profitability in 2004. Actual results may differ materially and adversely from those described herein depending on a number of factors, including general economic conditions; hearing aid market conditions; the competitive performance of our products; government and insurance reimbursement levels for hearing aids; problems with product manufacturing, distribution or market acceptance of our products; difficulties in relationships with our customers; delays in completing or introducing new products; regulatory requirements; difficulties in managing international operations; difficulties in managing acquired operations that could result in poor performance and writedowns of acquired intangible assets; the effect of future acquisitions, if any; component availability and pricing; the effect of international conflicts and threats; and other business factors beyond our control. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Report on Form 10-K for the year ended December 31, 2002 and our Reports on Form 10-Q for 2003, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The company will host a teleconference call in connection with this release on Monday, January 26, 2004 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free (800) 901-5217, or (617) 786-2964 outside the U.S., and ask to be connected to the Sonic Innovations teleconference. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please call (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter confirmation code 51220374 (available through January 29, 2004), or access the playback through our website.

Sonic Innovations will also be presenting at the Piper Jaffray 16th Annual Health Care Conference being held at the Pierre Hotel in New York on January 28, 2004 at 10:00 am. To hear a live broadcast of the presentation you may log on to www.gotoanalysts.com/hccwebcast. An archive of this broadcast will also be available one hour after the presentation and will run for 30 days.

Sonic Innovations, Inc.

Consolidated Statement of Operations Information

(In thousands, except per share data)

(Unaudited)

	Quarter ended December 31		Year ended December 31
	2003	2002	2003	2002
Net sales	$25,705	$17,246	$87,690	$68,018
Cost of sales	11,724	8,103	40,705	32,597

Gross profit	13,981	9,143	46,985	35,421
Selling, general and administrative expense	10,096	7,663	36,446	28,148
Research and development expense	2,563	1,921	9,750	8,300
Stock-based compensation expense	13	66	118	351
Severance-related charges	—	—	1,015	—

Operating profit (loss)	1,309	(507)	(344)	(1,378)
Other income, net	347	464	1,537	1,476

Income (loss) before income tax provision	1,656	(43)	1,193	98
Income tax provision	210	66	817	66

Net income (loss)	$1,446	$(109)	$376	$32

Basic earnings (loss) per common share	$.07	$(.01)	$.02	$.00

Diluted earnings (loss) per common share	$.07	$(.01)	$.02	$.00

Weighted average number of common shares outstanding:
Basic	20,140	19,775	19,941	19,595

Diluted	21,839	19,775	20,971	20,869

Sonic Innovations, Inc.

Consolidated Balance Sheet Information

(In thousands)

(Unaudited)

	December 31, 2003	December 31, 2002
Current assets:
Cash and marketable securities	$23,184	$29,945
Accounts receivable	16,232	8,208
Inventories	9,361	6,485
Prepaid expenses and other	9,140	1,809

Total current assets	57,917	46,447

Marketable securities	10,028	5,616
Property and equipment	6,493	5,862
Intangible and other assets	32,558	16,821

Total assets	$106,996	$74,746

Current liabilities:
Accounts payable and accrued expenses	$28,668	$14,901
Loan payable – current portion	1,255	—

Total current liabilities	29,923	14,901

Loan payable	7,845	—
Other liabilities	4,175	—

Total liabilities	41,943	14,901

Shareholders’ equity:
Common stock	21	21
Additional paid-in capital	114,685	113,434
Accumulated deficit	(51,208)	(51,584)
Other equity	1,555	(2,026)

Total shareholders’ equity	65,053	59,845

Total liabilities and shareholders’ equity	$106,996	$74,746